UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 2, 2019

Date of Earliest Event Reported: September 30, 2019

000-55218
(Commission file number)

Trxade Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-3673928
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3840 Land O’ Lakes Blvd
Land O’ Lakes, Florida
34639
(Address of principal executive offices)

800-261-0281
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 30, 2019, Trxade Group, Inc. (the “Company”) enter into a Securities Purchase Agreement with a certain accredited investors with respect to the private placement of 2,910,000 shares of its common stock at a purchase price of $0.50 per share, for gross proceeds of $1,455,000. The foregoing is a summary of the material provisions of the Securities Purchase Agreement. This summary is not intended to be complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement which is filed as Exhibit 10.1 to this Current Report, and which is incorporated into this Current Report by reference.

Further, on September 30, 2019, the Company converted $175,000 of principal under various outstanding promissory notes (“Promissory Notes”) into 350,000 shares common stock of the Company at $0.50 per share under the terms of the Securities Purchase Agreement referenced above.

The combined total of the transactions detailed above was $1,630,000 of investment and conversion of principal under various Promissory Notes into an aggregate total 3,260,000 shares of common stock.

Item 1.02 Termination of a Material Definitive Agreement

See conversion of Promissory Notes described under Item 1.01 above.

Item 3.02 Unregistered Sales of Equity Securities

The issuances of the common stock described above was exempt from registration pursuant to Section 4(2), Rule 506 of Regulation D and/or Regulation S of the Securities Act since the foregoing issuances and grants did not involve a public offering, the recipients took the securities for investment and not resale, we took take appropriate measures to restrict transfer, and the recipients were (a) “accredited investors”; (b) had access to similar documentation and information as would be required in a Registration Statement under the Act; (c) were non-U.S. persons; and/or (d) were officers or directors of the Company.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

10.1	Form of Securities Purchase Agreement

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SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Trxade Group, Inc.

By:	/s/ Suren Ajjarapu
Suren Ajjarapu
Chief Executive Officer

Date:	October 2, 2019

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